UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2019

BAIN CAPITAL SPECIALTY FINANCE, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01175	81-2878769
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 CLARENDON STREET, 37TH FLOOR, BOSTON, MA	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 516-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	BCSF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2019, Bain Capital Specialty Finance, Inc. (the “Company”), through BCC Middle Market CLO 2019-1, LLC (the “Issuer”), a Cayman Islands limited liability company and a wholly-owned and consolidated subsidiary of the Company, and BCC Middle Market CLO 2019-1 Co-Issuer, LLC (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), a Delaware limited liability company, completed its $501,000,000 million term debt securitization (the “CLO Transaction”).  The notes offered by the Co-Issuers in the CLO Transaction (the “2019-1 Notes”) are secured by a diversified portfolio of the Issuer consisting primarily of middle market loans and participation interests in middle market loans, the majority of which are senior secured loans. The CLO Transaction was executed through a private placement of: $222,500,000 million of AAA Class A-1 Notes, which bear interest at three-month London Interbank Offered Rate (“LIBOR”), plus 1.70%; $50,750,000 million of AA Class A-2A Notes, which bear interest at three-month LIBOR plus 2.70%; $13,000,000 million of AA Class A-2B Notes, which bear interest at 4.23%; $30,000,000 million of A Class B Notes, which bear interest at three-month LIBOR plus 3.60%;  and $32,500,000 million of BBB- Class C Notes, which bear interest at three-month LIBOR plus 4.75%. In furtherance of the CLO Transaction, the Co-Issuers have also incurred $50,000,000 of Class A-1L Loans (the “Loans” and, together with the 2019-1 Notes, the “Debt”).  The Company has held 100% of the membership interests (the “Membership Interests”) in the Issuer since the Issuer’s formation on June 21, 2019. The Membership Interests do not bear interest and will have a nominal value of approximately $102,250,000 million at closing of the CLO Transaction. The Debt is scheduled to mature on October 15, 2031. On the closing date of the CLO Transaction, in consideration of the Company’s transfer to the Issuer of the initial closing date loan portfolio, which included loans distributed to the Company by BCSF I, LLC and BCSF II-C, LLC, each a wholly owned subsidiary of the Company, the Issuer transferred to the Company a portion of the net cash proceeds received from the sale of the Debt. To the extent that the fair market value of the initial closing date loan portfolio sold to the Issuer exceeds the cash purchase price paid by the Issuer in consideration of such loan portfolio, such excess will be deemed a capital contribution made by the Company to the Issuer in respect of the Membership Interests that the Company holds in the Issuer.

The 2019-1 Notes and the Loans comprising the Debt are the secured obligations of the Issuer, and the indenture governing the 2019-1 Notes includes customary covenants and events of default. The Debt has not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The Company will serve as portfolio manager to the Issuer pursuant to a portfolio management agreement between the Company and the Issuer (the “Portfolio Management Agreement”). For so long as the Company serves as portfolio manager, the Company will elect to irrevocably waive any base management fee or subordinated interest to which it may be entitled under the Portfolio Management Agreement.

Item 1.02                                           Termination of a Material Definitive Agreement.

BCSF I, LLC is the borrower under a senior secured revolving credit facility (the “BCSF I Revolving Credit Facility”) among Goldman Sachs Bank USA and certain other parties thereto (collectively, the “BCSF I Revolving Credit Facility Parties”). BCSF II-C, LLC is the borrower under a senior secured revolving credit facility (the “BCSF II-C Revolving Credit Facility” and, together with the BCSF I Revolving Credit Facility, the “Revolving Credit Facilities”) among Citibank, N.A. and certain other parties thereto (collectively, the “BCSF II-C Revolving Credit Facility Parties”).  In connection with the closing of the CLO Transaction, on August 28, 2019, the applicable BCSF I Revolving Credit Facility Parties and the applicable BCSF II-C Revolving Credit Facility Parties consented to release from the lien held on the loans distributed to the Company on the closing date of the CLO Transaction and waived certain requirements to effect such distribution.  In consideration therefor, the Company used a portion of the net cash proceeds transferred to it by the Issuer in consideration for the initial closing date loan portfolio to: (i) prepay a portion of the outstanding advance under BCSF I Revolving Credit Facility  and (ii) prepay all of the outstanding advance under the BCSF II-C Revolving Credit Facility, thereby terminating the BCSF II-C Revolving Credit Facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Bain Capital Specialty Finance, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAIN CAPITAL SPECIALTY FINANCE, INC.

Date: August 29, 2019	By:	/s/ Michael Treisman
		Name:	Michael Treisman
		Title:	Secretary

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